Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of the 22 day of February, 2017 (the “Execution Date”), by and between WYNN RESORTS, LIMITED (“Employer”) and STEPHEN COOTEY (“Employee”).

WITNESSETH:

WHEREAS, Employer is a limited liability company duly organized and existing under the laws of the State of Nevada, and which maintains its principal place of business at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and

WHEREAS, Employee is an adult individual residing at [intentionally omitted]; and

WHEREAS, Employee has been in the employ of Employer in the position of Chief Financial Officer and Treasurer; and

WHEREAS, Employee has asked to resign Employee’s employment and Employer has agreed to accept Employee’s resignation from employment with Employer and terminate the employment relationship as of the Effective Date (as defined below), subject to the terms and conditions herein; and

WHEREAS, Employee hereby resigns his position as Chief Financial Officer and Treasurer of Employer as well as all other positions he holds as an officer, employee, director, member and/or agent of Employer and Employer’s subsidiaries and affiliates; and

WHEREAS, Employer and Employee desire to settle fully and finally any and all differences between them, including by way of example and not limitation, any differences arising out of Employee's employment with Employer, and the separation therefrom.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual promises, representations, releases and warranties herein contained, and intending to be legally bound thereby, Employee and Employer do hereby promise and agree as follows:

1.Termination of Employment.

(a)    In consideration of Employee’s agreements set forth herein, including, but not limited to, the waiver and release, and the execution of the General Release of Claims (attached hereto as Exhibit 1), Employer accepts Employee’s resignation as of the Execution Date. Employer and Employee acknowledge and agree that Employee’s employment with Employer shall terminate as of the close of business on March 1, 2017 (the “Effective Date”).

(b)    In consideration of the compensation and benefits set forth below, Employee agrees to cooperate with Employer to ensure a smooth transition from his employment, including assisting with the filing of Employer’s Form 10-K with the Securities and Exchange Commission, anticipated to be completed by February 28, 2017. Should Employer’s Form 10-K not be filed by the anticipated completion date for reasons beyond Employee’s reasonable control, such condition shall not be deemed a breach of this provision of the Agreement.

2.Compensation and Benefits.

(a)    After the Effective Date, there will be no further payment by Employer to Employee of compensation or benefits other than: (i) accrued but unpaid Base Salary and accrued but unpaid vacation pay, based on Employee’s annual four (4) week allotment, through the Effective Date, less all applicable taxes and withholdings; and (ii) payment of Employer’s matching contribution to Employee’s 401(k) account for 2016.

(b)    If Employee has complied with the conditions enumerated in Section 1(b) above, and is not otherwise in material breach of the terms or covenants of this Agreement, including those set forth in Sections 3 and 5 below, Employer shall tender to Employee the payment of Employee’s 2016 discretionary annual bonus in the amount of Six Hundred Twenty-Five Thousand Dollars ($625,000.00), less all applicable taxes and withholdings, to be paid on or before March 1, 2017.

(c)    Employee’s entitlement to fringe benefits, including, but not limited to, medical benefits, shall cease as of the Effective Date; however, Employee and Employee’s dependents may be eligible for health insurance coverage under the federal law commonly known as COBRA.

(d)     Employer shall not contest any claim by the Employee for unemployment compensation benefits.

Employee understands and agrees that, except as specifically set out in this Agreement, no other wages, vacation, sick pay, benefits, or other compensation is due to Employee.

3.    Waiver and Release.

(a)    Except for the specific covenants elsewhere in this Agreement, and to the extent consistent with law, Employee, for Employee, Employee’s spouse, children, heirs, executors, administrators, successors and assigns (hereinafter “Releasors”), to the extent consistent with law, hereby fully and forever releases, acquits, discharges and promises not to sue Employer and its past, present and future parent and/or subsidiary entities, divisions, affiliates and any past, present or future partners, owners, joint venturers, stockholders, predecessors, successors, officers, directors, administrators, employees, agents, representatives, attorneys, heirs, executors, assigns, retirement plans and/or their trustees and any other person, firm or corporation with whom any of them is now or may hereafter be affiliated (hereinafter “Releasees”), over any and all claims, counterclaims, agreements, debts, promises, grievances, complaints, demands, obligations, losses, causes of action, costs, expenses, attorney’s fees, liabilities and indemnities of any nature whatsoever, whether now known or unknown, discovered now or in the future, whether based on race, age, disability, national origin, religion, gender, sexual orientation, marital status, veteran status, protected activity, compensation and benefits from employment, including stock, stock options, stock option agreements and retirement plans, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether mature or to mature in the future, which from the beginning of time of the world to the date of this Agreement Employee had, now has or claims to have against Employer or any other person or entity described above.

Without limiting the foregoing, Section 3 of this Agreement applies to any and all matters, except those related to the enforcement of the terms contained herein, that have been or which could have been asserted in a lawsuit or in any state or federal judicial or administrative forum, up to the date of this Agreement, specifically including, but not by way of limitation, claims under the Nevada Fair Employment Practices Act, the Equal Pay Act, the Family and Medical Leave Act of 1993, as amended, the Genetic Information Nondiscrimination Act of 2008, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. §§ 1981-1988), the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, any other federal statute, any state civil rights act, any state statutory wage claim such as those contained in Chapter 608 of the Nevada Revised Statutes, any other statutory claim, any claim of wrongful discharge, any claim in tort or contract (including but not limited to the Employment Agreement), any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever arising out of the common law of any state. Notwithstanding the above, this Agreement does not apply to any rights, obligations or claims governed by Chapter 612 of the Nevada Revised Statutes pertaining to unemployment compensation.

This Agreement also does not limit any party's right, where applicable, to file an administrative charge or participate in an investigative proceeding of any federal, state or local government agency, but does operate as a waiver of any personal recovery if related to the claims released herein.

(b)    EMPLOYEE HEREBY ACKNOWLEDGES THAT BY EXECUTING THIS AGREEMENT EMPLOYEE IS AGREEING TO WAIVE ANY AND ALL RIGHTS OR CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 626 et. seq.). EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT UPON RECEIPT OF THIS AGREEMENT, EMPLOYEE HAS A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT.

(c)    EMPLOYEE FURTHER UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING EMPLOYEE’S EXECUTION OF THIS AGREEMENT, EMPLOYEE MAY REVOKE EMPLOYEE’S WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AS TO ANY SUCH WAIVER OF AN AGE DISCRIMINATION CLAIM UNTIL THE REVOCATION PERIOD HAS EXPIRED. HOWEVER, ALL OTHER ASPECTS OF THIS AGREEMENT, EXCEPT FOR EMPLOYEE WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM, BECOMES EFFECTIVE AT THE TIME EMPLOYEE EXECUTES THIS AGREEMENT.

/s/ SLC
Employee Initials

(d)    The parties agree that the twenty-one (21) day consideration period shall start on the date upon which this Agreement is presented to Employee or Employee’s counsel, and shall expire at midnight twenty-one (21) calendar days later. The parties further agree that the seven (7) day revocation period shall start on the date upon which Employee executes this Agreement, and shall expire at midnight seven (7) calendar days later. If Employee elects to sign this Agreement prior to the end of the twenty-one (21) day consideration period, the mandatory seven (7) day revocation period will commence immediately the day after the date of execution.

(e)    The parties hereby agree that any modifications to the proposed Agreement originally forwarded to Employee or Employee’s counsel, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one (21) day consideration period.

(f)    Employee may sign this Agreement prior to the end of the twenty-one (21) day consideration period, thereby commencing the mandatory seven (7) day revocation period. If the Employee does sign this Agreement before the end of the twenty-one (21) day consideration period, Employee affirms that the waiver of the twenty-one (21) day consideration period is knowing, voluntary, and not induced by Employer through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the time period, or by providing different terms to those persons who sign the release prior to the expiration of the time period. Employee further affirms that employee consulted with counsel, or had the opportunity to do so, prior to signing this sub-paragraph and fully understands employee’s rights and the effect of this waiver.

4.    Unknown Facts or Claims Regarding the Matters Released. Employee expressly acknowledges Employee’s understanding there may exist damages or claims in Employee’s favor pertaining to the matters released of which Employee has no knowledge, reason to know, or suspicion at the time of execution of this Agreement. Employee acknowledges further that Employee may discover facts different from or in addition to those Employee now knows or believes to be true with respect to the actions of those persons released in Section 3 above prior to the date of this Agreement. Employee acknowledges this Agreement shall apply to all such unknown and unanticipated damages or claims, with the exception of any such claim arising from the negligent or intentional acts of Employer, as well as to those now known or disclosed, and, further, that this Agreement shall remain in full force and effect in all respects notwithstanding any such different or additional facts.

5.    Confidentiality and Non-Disparagement. Employer and Employee promise and agree as follows:

(a)    On or prior to the Effective Date, Employee shall return to Employer or destroy, where appropriate, all original and copies of files, memoranda, records, drawings, designs, contracts, customer lists and all other documents, electronically-stored information or physical items which are the property of Employer (collectively, “Employer Property"), and Employee shall not retain any copies of Employer Property. In connection therewith, Employee hereby represents and warrants that Employee has complied with this Section and does not possess or retain any original or copies of Employer Property, which Employer relies upon in entering into this Agreement with Employee. The parties expressly agree that Employer Property shall exclude Employee’s contacts and calendar.

(b)    Employee shall keep confidential and not disclose to anyone any information concerning Employer business (including but not limited to any non-public information relating to the Employer’s officers, directors or employees), customers, suppliers, marketing methods, trade secrets and other "know how", and any other Employer information not of a public nature, regardless of how such information came to Employee's knowledge, custody or control. Notwithstanding the foregoing Employee shall not be required to keep confidential (a) information known to Employee prior to the commencement of his employment with the Employer (or its affiliates) or (b) information that is or becomes generally publicly known through authorized disclosure.

(c)     Employee acknowledges that Employer and its affiliates have a reputation for offering high-quality destination resort accommodations and services to the public, and are subject to regulation and licensing, and therefore desire to maintain their reputation and receive positive publicity. Employee, therefore, agrees to act in a manner that is not adverse, detrimental or contrary to the best interests of Employer and its affiliates, and specifically, Employee will not knowingly or intentionally, directly, make or publish any oral, written or recorded statement that is unreasonably negative, disparaging, defamatory or unreasonably critical of Employer, its affiliates, or their respective officers, directors or employees. Employer similarly agrees that it will not knowingly or intentionally, directly, make or publish any oral, written or recorded statement that is unreasonably negative, disparaging, defamatory or unreasonably critical of Employee.

(d)    The parties agree that confidentiality and non-disparagement are material terms of this Agreement, and a violation of this provision would therefore constitute a major breach of this Agreement. Accordingly, nothing herein prohibits, bars, or limits Employer from seeking immediate injunctive relief for a breach of the duties set forth in this Section 5. Upon a breach of this Section 5 by Employee and/or any other Releasors identified above, Employer may immediately apply for injunctive relief from any court with jurisdiction over the breach of this Agreement and Employer, if successful, shall be entitled to recover its costs and attorney’s fees for any such action.

(e)    Employee hereby further covenants and agrees that, from the date of this Agreement through January 2, 2018, Employee shall not, directly or indirectly, solicit or attempt to solicit for employment any management level employee of Employer or its Affiliates with or on behalf of any business that is in competition in any manner whatsoever with the principal business activity of Employer or its Affiliates, in or about any market in which Employer or its Affiliates operate have publicly announced, publicly or otherwise, a plan to have hotel or gaming operations.

6.    Consequences of Breach.

(a)    Employee hereby agrees, covenants, and warrants that any disclosures concerning any Employer Property or other confidential information identified in Section 5 above, or the release or publication of any disparaging comments, by himself or the Releasors is a breach of this Agreement for which Employee is personally liable under this Section.

(b)    Furthermore, the parties agree that the damages to Employer that would result from the breach of the duties contained in Section 5 above by Employee or Releasors would be extremely difficult or impossible to ascertain, and therefore, Employer shall be entitled to recover liquidated damages from Employee in the sum of Fifty Thousand Dollars and 00/100 Cents ($50,000.00) in total, for any and all breach(es) of duty(ies) under Section 5 above, plus reasonable attorney’s fees should Employer have to initiate legal action in order to recover said liquidated damages. The parties expressly agree that this liquidated damages provision is reasonable under Nevada law and is not intended as a penalty.

7.    Effectiveness. This Agreement is effective as of the Execution Date; provided, however, in the event Employee notifies Employer that Employee is revoking Employee’s waiver of any potential age discrimination claim, pursuant to Section 3(c) above, then Employer shall have the right to terminate this Agreement.

8.    Notices. Any and all notices required by this Agreement shall be either hand-delivered or mailed, via certified mail, return receipt requested, addressed to:

TO EMPLOYER:    Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Legal Department

TO EMPLOYEE:    Stephen Cootey
[intentionally omitted]
[intentionally omitted]

All notices hand-delivered shall be deemed delivered as of the date actually delivered to the addressee. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. Any changes in any of the addresses listed herein shall be made by notice as provided in this Section 8.

9.    Enforcement. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of laws principles.

10.    Entire Agreement. Each party hereto warrants and represents to the other that each party has the full right, power, title and authority to enter into this Agreement. This Agreement and other written agreements or sections thereof which are expressly referred to in this Agreement constitute constitutes the entire agreement and understanding of the parties hereto and supersedes any prior oral or written understandings, agreements and undertakings with respect to its subject matter. This Agreement may not be amended or modified except by a writing signed by all parties hereto. None of the terms in this Agreement, including this Section, or any term, right or remedy hereunder, shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith, and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder. Neither Employer nor Employee shall have the right to assign this Agreement or in any manner or fashion sell, assign or transfer its respective rights and/or interests hereunder without the prior written consent of the non-assigning party. Any purported assignment or transfer in violation of this Section shall be null and void.

11.    Severability. In the event any one or more provisions of this Agreement is declared null and void or otherwise unenforceable as provided in this Agreement, the remainder of this Agreement shall survive, unless such survival vitiates the intent of the parties hereto.

12.    Interpretation. The preamble recitals of the Agreement are incorporated into and made a part of this Agreement. Headings are for convenience only and are not to be considered a part of this Agreement. All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

13.    Review/Understanding of Agreement. Employee further states that Employee has carefully read this Agreement, was afforded the opportunity to seek and consult with counsel and/or if applicable, Employee’s union business agent, and that the only promises made to Employee to sign the Agreement are those stated above, and that Employee is signing this Agreement freely, voluntarily, and with full knowledge of its terms and consequences.

14.    No Admission. The parties agree that this Agreement constitutes the good faith, fair and equitable resolution of any and all disputes between them. The parties further agree that the offer of this Agreement to Employee, the entry into this Agreement, or performance of the terms and covenants of this Agreement are not and shall not in any way be construed as admissions by any party as to the merits of any party’s positions, claims and/or disputes they may have with respect to the other. Employer specifically disclaims any liability to, discrimination against, and any violations of federal, state or local law as to Employee or any other person. The parties acknowledge they have entered into this Agreement for the sole purpose of resolving any aforementioned differences in order to avoid the burden, expense, delay and uncertainties of litigation and so the parties may buy their peace.

15.    Counterparts. The parties agree that this Agreement can be signed in counterparts or in duplicate originals and that facsimile signatures have the same effect as original signatures.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

STEPHEN COOTEY                    WYNN RESORTS, LIMITED

/s/ Stephen Cootey                    /s/ Matt Maddox
Matt Maddox, President

Date: 2/22/17

EXHIBIT 1

GENERAL RELEASE OF CLAIMS

(See Attached)

GENERAL RELEASE OF CLAIMS
For value received, STEPHEN COOTEY (hereinafter “Employee”), for Employee, Employee’s spouse, children, heirs, executors, administrators, successors, and assigns (hereinafter “Releasors”), to the extent consistent with law, hereby fully and forever releases, acquits, discharges, and promises not to sue WYNN RESORTS, LIMITED (hereinafter “the Employer”), and its past, present, and future parent and/or subsidiary entities, divisions, affiliates, and any past, present, or future partners, owners, joint venturers, stockholders, predecessors, successors, officers, directors, administrators, employees, agents, representatives, attorneys, heirs, executors, assigns, retirement plans and/or their trustees, and any other person, firm, or corporation with whom any of them is now or may hereafter be affiliated (hereinafter “Releasees”), over any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorney’s fees, liabilities, and indemnities of any nature whatsoever, whether now known or unknown, including but not limited to any claims arising out of or in any manner relating to Employee’s employment with or separation from employment with the Employer, whether based on race, age, disability, national origin, religion, gender, sexual orientation, marital status, veteran status, protected activity, compensation and benefits from employment, including stock, stock options, stock option agreements, and retirement plans, whether based on contract, tort, statute, or other legal or equitable theory of recovery, whether mature or to mature in the future, which up to the date of this Release Employee had, now has, or claims to have against the Employer or any other person or entity described above. Employee herewith forfeits all rights to any stock, stock options, or under any stock option agreements.
Without limiting the foregoing, this Release applies to any and all matters, except those related to the enforcement of the terms contained within the Separation Agreement, that have been or which could have been asserted in a lawsuit or in any state or federal judicial or administrative forum, up to the date of this Release, specifically including, but not by way of limitation, claims under the Equal Pay Act, the Family and Medical Leave Act, as amended, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. §§ 1981-1988), the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, any other federal statute, any state civil rights act, any state statutory wage claim such as those contained in Chapter 608 of the Nevada Revised Statutes, any other statutory claim, any claim of wrongful discharge, any claim in tort or contract, any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever arising out of the common law of any state.
Notwithstanding the above, this release does not apply to any rights, obligations or claims governed by Chapter 612 of the Nevada Revised Statutes pertaining to unemployment compensation. This release also does not limit any party’s right, where applicable, to file an administrative charge or participate in an investigative proceeding of any federal, state or local governmental agency, but does operate as a waiver of any personal recovery if related to the claims released herein.
Employee represents that he has been afforded an opportunity to consult with counsel with respect to the agreements, representations and declarations set forth in the above Paragraphs before signing this Release.

/s/ Stephen Cootey
____________________________________
STEPHEN COOTEY

DATE:    2/22/17